Exhibit 99.1

Susquehanna Bancshares, Inc.

Pro Forma Condensed Combined Statement of Income

	For the Twelve Months Ended December 31, 2007
	As Reported		Pro Forma
	Susquehanna	CMTY 1/1-11/16	Adjustments		Combined
	(Dollars in thousands, except per share data)
INTEREST INCOME:
Loans and leases, including fees	$444,690	$161,187	$1,752	(A)	$607,629
Securities	76,685	31,076	86	(B)	107,847
Short-term investments	4,782	1,947			6,729

Total interest income	526,157	194,210	1,838		722,205

INTEREST EXPENSE:
Deposits	190,523	72,514	(8,529	) (C)	254,508
Short-term borrowings	17,464	3,627			21,091
FHLB and other borrowings	27,600	17,623	(1,738	) (D)	43,485
Long-term debt	14,667	4,408	581	(E)	19,656

Total interest expense	250,254	98,172	(9,686)		338,740

Net interest income	275,903	96,038	11,524		383,465
Provision for loan and lease losses	21,844	5,300			27,144

Net interest income, after provision for loan and lease losses	254,059	90,738	11,524		356,321

NONINTEREST INCOME:
Service charges on deposit accounts	31,413	14,287			45,700
Vehicle origination and servicing fees	14,323	0			14,323
Asset management fees	19,843	1,933			21,776
Income from fiduciary-related activities	7,479	2,915			10,394
Net gain on sale of loans and leases	8,427	1,824			10,251
Commissions on insurance sales	12,751	3,831			16,582
Net gain on securities	(11,857)	(4,080)			(15,937)
Other	38,280	11,505			49,785

Total noninterest income	120,659	32,215	0		152,874

NONINTEREST EXPENSES:
Salaries and employee benefits	144,508	45,118			189,626
Occupancy and equipment	36,552	13,894	733	(F)	51,179
Amortization of intangible assets	3,525	2,579	3,692	(G)	9,796
Vehicle lease disposal	12,651	0			12,651
Other	79,719	43,411			123,130

Total noninterest expenses	276,955	105,002	4,425		386,382

Income before income taxes	97,763	17,951	7,099		122,813
Provision for income taxes	28,670	2,495	1,727	(H)	32,892

NET INCOME	$69,093	$15,456	$5,372		$89,921

Earnings per share:
Basic	$1.23				$1.05
Diluted	$1.23				$1.05
Average shares outstanding:
Basic	56,297	24,776	(24,776)		85,830
			29,533
Diluted	56,366	25,001	(25,001)		85,899
			29,533

The accompanying notes are integral part of this financial statement.

The pro forma adjustments included in the unaudited pro forma combined condensed financial information are as follows:

(A)	Amortization of the fair value adjustments for fixed-rate loans over estimated life of the loans.
(B)	Amortization of the fair value adjustments for held to maturity investments, including the reclass of available for sale gain position to an amortizing premium, over estimated life of the investments.
(C)	Amortization of the fair value adjustments for non-core deposits over estimated life of the deposits.
(D)	Amortization of the fair value adjustments for FHLB borrowings over estimated life of the instruments.
(E)	Amortization of the fair value adjustments for long-term borrowings and trust preferred securities over estimated life of the instruments.
(F)	Amortization of fair value adjustment for owned premises over the remaining useful life.
(G)	Amortization of the fair value of intangible assets including core deposit intangible, customer intangibles related to Community’s insurance and asset management businesses and originated mortgage servicing rights, over a ten year period.
(H)	To record the tax effect of pro forma adjustments, using Susquehanna’s incremental tax rate of 35%.